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                                                                    EXHIBIT 2.01



                               MERGER AGREEMENT

                           DATED AS OF MAY 18, 1998

                                    among

                          OFFICE CENTRE CORPORATION,

                             OCC NEW YORK, INC.,

                          KING OFFICE SUPPLY, INC.,

                                     and

                   THE PERSONS LISTED ON SCHEDULE A HERETO





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                                MERGER AGREEMENT


                  THIS MERGER AGREEMENT, dated as of May 18, 1998, is made and entered into among Office Centre Corporation, a Delaware corporation (the "Purchaser"), OCC New York, Inc., a Delaware corporation and wholly-owned subsidiary of the Purchaser (the "Merger Subsidiary"), King Office Supply, Inc., a New York corporation (the "Company"), and the persons listed on Schedule A hereto (each a "Seller"; collectively, the "Sellers").

                  WHEREAS, the Company and its wholly-owned subsidiary, King Office Supply Co., Inc., a Connecticut corporation (the "Subsidiary"), are engaged in the business of selling office supply products (the "Business"); and

                  WHEREAS, the Sellers own all of the issued and outstanding shares of the capital stock of the Company as set forth in Schedule A (the "Shares"); and

                  WHEREAS, the Purchaser and the Sellers desire that the Purchaser acquire the Company by merging the Company with the Merger Subsidiary under the terms and conditions of this Agreement.

                  NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained and intending to be legally bound, the undersigned parties hereby agree as follows:

                  1.       MERGER

                  1.1. TERMINATION OF PREVIOUS AGREEMENT. That certain stock purchase agreement, dated February 6, 1998, between the Purchaser and the Sellers is hereby terminated in its entirety and of no further force or effect.

                  1.2. THE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined below), the Company shall be merged with and into the Merger Subsidiary (the "Merger"). The separate existence and corporate organization of the Company shall thereupon cease and the Merger Subsidiary shall thereupon be a single corporation. The Merger Subsidiary shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall continue its existence under the provisions of the Delaware General Corporation Law.

                  1.3. EFFECTIVE DATE OF THE MERGER. On the Closing Date (as defined below), a certificate of merger (the "Articles of Merger") shall be executed by the Company and the Merger Subsidiary and shall be filed with the Secretary of State of the States of New York and Delaware. The Merger shall become effective at such time as the Articles of Merger are filed with the Secretary of State of the States of New York and Delaware, such time being hereinafter called the "Effective Time."


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                  1.4. ARTICLES OF INCORPORATION. The Articles of Incorporation
of the Merger Subsidiary as in effect immediately prior to the Effective Time shall be and remain the Articles of Incorporation of the Surviving Corporation from and after the Effective Time until amended as provided by law. The Purchaser shall deliver to Sellers a copy of such Articles prior to the Closing (as defined below).

                  1.5. BY-LAWS. The By-Laws of the Merger Subsidiary as in effect immediately prior to the Effective Time shall be and remain the By-Laws of the Surviving Corporation from and after the Effective Time until amended as provided by law. The Purchaser shall deliver to Sellers a copy of such Bylaws prior to Closing.

                  1.6. DIRECTORS AND OFFICERS. The Merger Subsidiary and the Purchaser shall, at Closing, cause Robert J. Gillon, Jr. to be appointed a director of the Surviving Corporation. Robert J. Gillon, Jr. and such other officers as the Purchaser shall direct shall serve as the officers of the Surviving Corporation until their successors have been elected or appointed and shall have qualified in accordance with applicable law.

                  1.7. CLOSING The closing of such Merger (the "Closing") shall be effective (i) on the date the condition set forth in Sections 7 and 8 have been satisfied and otherwise waived, or (ii) at such other date as the parties hereto shall agree in writing (the "Closing Date"), and shall be held at the offices of the Purchaser's counsel at 200 East Las Olas Boulevard, Fort Lauderdale, Florida 33301 at 10:00 a.m. (local time).

                  1.8.     MERGER CONSIDERATION.

                  (a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of capital stock of the Purchaser, the Merger Subsidiary, the Company or the Sellers: (i) the shares of Common Stock of the Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted as a result of the Merger and without any action on the part of the holder thereof, into 1 share of capital stock of the Surviving Corporation and (ii) the shares of the Company held by the Sellers shall be converted into and shall become, without further action on the part of the Sellers, the right to receive consideration equal to 7.6 times the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA") for the year ending December 31, 1997, as further adjusted in the manner set forth on Schedule 1.8 to this Agreement (the "1997 EBITDA"), which aggregate consideration amount equals $6,566,000. Such consideration shall be payable to the Sellers in shares of common stock, $.001 par value per share, of the Purchaser (the "Purchaser Shares") or cash as set forth on Schedule A hereto.

                  (b) Within ninety (90) calendar days after December 31, 1998, the Purchaser shall cause its independent auditing firm to deliver to the Sellers a certificate (the "Certificate") of the EBITDA of the Surviving Corporation for the twelve (12) month period ended December 31, 1998,



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as further adjusted in the same manner as the 1997 EBITDA (the "1998 EBITDA").
The Sellers shall have a period of twenty (20) days after delivery of the Certificate, to present in writing to the Purchaser, any objections that the Sellers may have to any of the matters set forth in the Certificate, which objection shall be set forth in reasonable detail. If no objections are raised within such twenty (20) day period, the certificate shall be deemed accepted and approved by the Sellers. If the Sellers shall raise any objections within the twenty (20) day period, the parties shall attempt to resolve the matter or matters in dispute. If such dispute cannot be resolved with a further period of twenty (20) days, the Sellers shall have the right to submit the dispute to a nationally recognized firm of independent public accountants mutually agreed to by the Sellers and the Purchaser, which firm shall make a final and binding determination as to such matter or matters in dispute. Each party shall bear one-half of the fees and expenses in connection with such review. The Sellers shall be entitled to receive consideration equal 3.85 times the amount by which the 1998 EBITDA exceeds the 1997 EBITDA. Such consideration shall be payable to the Sellers in cash in accordance with their percentages set forth on SCHEDULE A attached hereto except with respect to Seller Gillon, who in lieu thereof, shall receive such number of Parent Shares equal to the amount of cash he would be entitled to receive under this Section 1.8(b) divided by the initial public offering price share. All such consideration shall be paid no later than twenty-five (25) days after delivery of the Certificate if Seller raises no objection thereto. If Seller raises an objection to the Certificate, then payment shall be made within seven (7) days of the resolution of such dispute in accordance with this Section 1.8(b).

                  1.9.     PURCHASE PRICE ADJUSTMENT.

                  (a) The Company shall deliver two (2) business days prior to Closing a statement certified by its president and its accounting firm of the aggregate amount of personal loans set forth on the Company's and its Subsidiary's balance sheet as of such date (the "Personal Loan Amount"). There shall be distributed to Sellers 1.66 times the amount of the Personal Loan Amount immediately prior to Closing (the "Distributed Loan Amount"). The Distributed Loan Amount shall reduce on a dollar for dollar basis the cash to be received by the Sellers as set forth on Schedule A hereto. Upon such distribution the Sellers shall repay such Personal Loan Amount.

                  (b) In the event that the Liabilities exceed $530,000, then the Purchaser shall cause the cash to be received by the Sellers as set forth on Schedule A hereto to be reduced pro rata among such Sellers by an aggregate amount equal the amount of Liabilities in excess of $530,000. In the event that such Liabilities are less than $530,000, then the Purchaser shall cause the cash to be received by the Sellers as set forth on Schedule A hereto to be increased pro rata among such Sellers by an aggregate amount equal to the amount of Liabilities less than $530,000. For purposes of this Section, Liabilities shall mean the obligations listed to the entities on Schedule 1.9(b).




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                  1.10. TIME AND PLACE OF CLOSING. The Closing shall be held on such date as the conditions to Closing set forth in Articles 7 and 8 have been fully satisfied or waived (the "Closing Date") at the offices of Purchaser at 10:00 a.m.

                  1.11. FURTHER ASSURANCES. In addition to the actions, documents and instruments specifically required to be taken or delivered hereby, each party hereto shall execute and deliver such other instruments and take such other actions as any other party, or its counsel, may reasonably request in order to complete and perfect the transactions contemplated by this Agreement.

                  2.       REPRESENTATIONS AND WARRANTIES OF THE SELLERS

                  Each Seller severally represents and warrants to the
Purchaser:

                  2.1.     LEGAL CAPACITY OF THE SELLERS.

                  (a) Such Seller, if an individual, has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Such Seller, if an entity, has the power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Such Seller, if an entity, has taken all action as and in the manner required by law, its Certificate of Incorporation, By-Laws or other organizational documents or otherwise to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

                  (b) The execution and delivery of this Agreement by such Seller, and the consummation of the transactions contemplated hereby, do not violate or conflict with (i) any material terms of any organizational document or any instrument, contractual restriction or commitment of any kind or character to which such Seller is a party or by which he or it is bound, or (ii) any requirement of law or any judgment, decree or order of any governmental or regulatory authority to which such Seller is subject or by which such Seller or any of his or its assets or properties is bound.

                  (c) This Agreement has been duly and validly executed by such Seller, and constitutes a valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms except to the extent that (i) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) the availability of remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

                  2.2. TITLE TO THE SHARES. Such Seller is not a party to or bound by any options, calls, voting agreements, contracts, or commitments of any character relating to any issued or unissued capital stock or any other equity security issued or to be issued by the Company. Such


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Seller owns the Shares listed opposite such Seller's name on Schedule A hereto free and clear of any liens, pledges, encumbrances, charges, rights of first refusal, obligations or commitments to sell or other claims.

                  2.3. INVESTMENT PURPOSE. With respect to Seller Gillon, such Seller is an "accredited investor" as such term is defined in Rule 501 under the Securities Act of 1933, as amended (the "Securities Act"). Such Seller is able to bear the economic risk of an investment in the Purchaser Shares and can afford to sustain a total loss of his investment, and has, alone or together with the assistance of a representative, such knowledge and experience in financial and business matters that he will be capable of evaluating the merits and risks of an investment in buying the Purchaser Shares. Such Seller is acquiring the Purchaser Shares for his own account for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof. Such Seller will not sell the Purchaser Shares except in compliance with the registration requirements of the Securities Act or in a transaction exempted therefrom. In addition, each Seller acknowledges that he will be subject to such "lockup" restrictions as may be imposed by the Purchaser's underwriter or any entity regulating the issuance of securities of the Purchaser in connection with an initial public offering thereof. Such Seller understands that each share certificate representing Purchaser Shares shall bear the substantially following legend:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE (THE "SHARES") HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THE SHARES MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED WITHOUT ONE OF THE
                  FOLLOWING: (i) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE SECURITIES ACT, OR (ii) AN OPINION OF COUNSEL, SATISFACTORY TO THE CORPORATION, THAT SUCH REGISTRATION IS NOT REQUIRED AS TO SAID SALE, OFFER OR DISTRIBUTION.

                  3. REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE COMPANY RELATING TO THE COMPANY.

                  Each Seller jointly and severally with the Company represent and warrant to the Purchaser and the Merger Subsidiary:

                  3.1. ORGANIZATION AND AUTHORITY OF THE COMPANY. Each of the Company and the Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to carry on its business as presently conducted and to own or lease and to operate its properties. Each of the Company and the Subsidiary is qualified to transact business as a foreign corporation in each jurisdiction wherein


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the failure to so qualify would have a material adverse effect on the business or financial condition of the Company.

                  3.2. CAPITALIZATION. The authorized capital stock of the Company consists of 1,000 shares of common stock, without par value, of which 800 are issued and outstanding on the date hereof. The Shares constitute all of the issued and outstanding capital stock of the Company and the Shares have been duly authorized and are validly issued, fully paid and non-assessable. The Company is not a party to or bound by any options, calls, voting agreements, contracts, or commitments of any character relating to any issued or unissued capital stock or any other equity security issued or to be issued by the Company.

                  3.3. ARTICLES OF INCORPORATION AND BY-LAWS. Copies of the Certificate of Incorporation and the By-Laws of the Company and the Subsidiary, heretofore delivered to the Purchaser, are true and complete copies of such instruments as amended to the date of this Agreement, and are in full force and effect on the date hereof.

                  3.4. SUBSIDIARIES AND AFFILIATES. Except as set forth in
Schedule 3.4, the Company does not own or control, directly or indirectly, any capital stock, bonds or other securities of, and does not have any proprietary interest in, any corporation, partnership, firm, association or business organization, entity or enterprise, and the Company does not control, directly or indirectly, the management or policies of any corporation, partnership, firm, association or business organization, entity or enterprise. The Company owns 100% of the capital stock of the Subsidiary, and all options, warrants, calls, rights, commitments, convertible securities or agreements of a similar character (if any) related thereto.

                  3.5. CONSENTS AND APPROVALS. No approval, order or consent of, filing or registration with or notice or payment to, any foreign, federal, state, county, local or other governmental or regulatory body, and no approval or consent of, or filing with or notice or payment to, any other person is required by or with respect to the Company or the Subsidiary in connection with the execution and delivery by the Sellers of this Agreement and the consummation and performance by each of them of the transactions contemplated hereby.

                  3.6. NO CONFLICT. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the performance by the Sellers of this Agreement in accordance with its terms and conditions will not (a) conflict with or result in the breach or violation of any of the terms or conditions of, or give rise to any acceleration of the Company's or the Subsidiary's obligations or constitute (or with notice or lapse of time or both would constitute) a default under (i) the Articles of Incorporation or By-Laws of the Company or the Subsidiary; (ii) any instrument, contract or other agreement by or to which the Company or the Subsidiary is a party or by or to which it or its assets or properties are bound or subject;
(iii) any statute, law or regulation of any jurisdiction or any order, writ, judgment, injunction, award or decree



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of any court, arbitrator or governmental or regulatory body against, or binding upon, the Company or the Subsidiary or the assets or properties of the Company or the Subsidiary; or (iv) any license, franchise, approval, certificate, permit or authorization applicable to the Company or the Subsidiary or any of the Company's or the Subsidiary's assets; or (b) result in the creation of any lien, charge or encumbrance of any nature, upon the assets or property of the Company or the Subsidiary.

                  3.7.     FINANCIAL STATEMENTS.

                  (a) Attached hereto as Schedule 3.7 are copies of the draft combined financial statements of the Company and the Subsidiary for the twelve-month period ending December 31, 1997 (collectively, the "Financial Statements").

                  (b) The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied with prior periods (except as may be indicated therein or in the notes thereto) and fairly present the financial condition of the Company and the Subsidiary as of the date thereof and the results of operations of the Company and the Subsidiary for the period indicated.

                  3.8. ABSENCE OF CHANGES. Since December 31, 1997, each of the Company and the Subsidiary has operated its business only in the ordinary course and there has not been any material and adverse change in the business, financial condition, results of operations, assets or properties of the Company or the Subsidiary.

                  3.9. LIABILITIES. Neither the Company nor the Subsidiary has any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, including without limitation, liabilities on account of taxes, other governmental charges or legal proceedings ("Liabilities") other than (i) Liabilities fully and adequately reflected on the balance sheet included in the Financial Statements, (ii) those Liabilities, as of the date of the Financial Statements, that would not be required to be disclosed on the balance sheet included in the Financial Statements in accordance with generally accepted accounting principles, (iii) those Liabilities incurred since the date of the Financial Statements in the ordinary course of business consistent with past practice, and (iv) Liabilities disclosed pursuant to any section of this Agreement. Neither the Company nor any Seller has any knowledge of any current or threatened circumstances, conditions, events or arrangements affecting specifically the Company or the Subsidiary, which may hereafter give rise to any Liabilities of the Company or the Subsidiary, except in the ordinary course of business consistent with past practice.

                  3.10. INVENTORIES. The inventory of the Company and the Subsidiary is in usable or salable condition in the ordinary course of business, is up to normal commercial standards for comparable products, is of at least the standard quality for similar items sold by the Company and the Subsidiary in prior years and is appropriate for use without any modification other than in the



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normal processes of the Business. The inventory of the Company and the
Subsidiary is not in excess of that reasonably expected to be sold within twelve months based on the past experience of the Business. The Sellers do not know of any adverse condition currently affecting, or anticipated to affect in the future, the supply of inventory available to the Company and the Subsidiary.

                  3.11. COLLECTIBILITY OF RECEIVABLES. All accounts receivable set forth on the books and records of the Company and the Subsidiary (i) are accurately reflected in the books and records of the Company or the Subsidiary,
(ii) are valid receivables owned by the Company or the Subsidiary, (iii) are not subject to counterclaims (other than customer debit memos issued in the ordinary course of business), and (iv) to the knowledge of the Company and the Sellers are collectible (subject to applicable reserves as set forth on the books and records of the Company and the Subsidiary) in their recorded amounts in the ordinary course of business. Schedule 3.11 attached hereto contains a breakdown of the accounts receivable of the Company and the Subsidiary as of December 31, 1997.

                  3.12. LITIGATION. Except as set forth in Schedule 3.12 hereto, there is no action, suit or proceeding pending or threatened, or any investigation, at law or in equity, before any arbitrator, court or other governmental authority, pending or threatened, nor any judgment, decree, injunction, award or order outstanding, against or in any manner involving the Company, the Subsidiary or any of the Company's or the Subsidiary's properties or rights which (i) could reasonably be expected to have an adverse effect upon the financial condition, results of operations, assets, properties or business of the Company or the Subsidiary, or (ii) could reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement.

                  3.13.    EMPLOYEE BENEFIT PLANS; ERISA.

                  (a)      For purposes of this Section 3.13:

                              (i) "Code" means the Internal Revenue Code of
1986, as amended.

                             (ii) "Employee Benefit Plan" has the meaning set
forth in ERISA Section 3(3), including any such plan contributed to or required to be contributed to by the Company, and/or any ERISA Affiliate.

                            (iii) "ERISA" means the Employee Retirement Income
Security Act of 1974, as amended.

                             (iv) "ERISA Affiliate" means any entity required to
be aggregated with the Company and its subsidiaries, trades or businesses under Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.



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                              (v) "Fiduciary" has the meaning set forth in ERISA
Section 3(21).

                             (vi) "PBGC" means the Pension Benefit Guaranty
Corporation.

                            (vii) "Prohibited Transaction" has the meaning set
forth in ERISA Section 406 and Code Section 4975.

                  (b) Schedule 3.13(b) attached hereto contains a true and complete list of each Employee Benefit Plan and all other employee benefit arrangements, policies or payroll practices, including, without limitation, employee pension, retirement, profit sharing, Multiemployer Plan stock bonus, stock option, stock purchase, incentive, severance, sick leave, vacation pay, disability, deferred and other executive compensation, bonus, hospitalization, medical, dental, vision and life insurance plans, whether written or unwritten, that the Company or any ERISA Affiliate maintains or to which the Company or any ERISA Affiliate contributes or in which any current or former employees of the Company or any ERISA Affiliate has accrued any benefits to which they remain entitled (collectively, the "Plans").

                  (c) The Company has with respect to each such Plan provided true and complete copies of: (i) all plan and related trust documents, and amendments thereto; (ii) all summary plan descriptions and employee communications; (iii) the most recent Internal Revenue Service Form 5500's including all schedules thereto; (iv) the most recent actuarial valuation or, in the case of a defined contribution plan, a valuation report; (v) the most recent Internal Revenue Service determination letter issued; any and all insurance contracts, and other funding and third party administrative agreements; and all communications from any government agency.

                  (d) To the knowledge of Seller, each of the Plans complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code and other applicable laws.

                  (e) To the knowledge of Seller, all required reports and descriptions (including, but not limited to Form 5500 Annual Reports, Summary Annual Reports, PBGC-l's and Summary Plan Descriptions) have been timely filed or distributed appropriately with respect to each Plan for which such reporting and/or distribution is required. The requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and of Section 4980B of the Code have been met with respect to each Plan to which such requirements apply.

                  (f) Each Plan intended to qualify under Section 401(a) of the Code so qualifies, and any related trust is exempt from federal income tax under
Section 501(a) of the Code. A favorable determination letter from the IRS has been issued with respect to each such plan and trust covering, without limitation, the qualification requirements imposed under the Tax Reform Act of 1986, the Unemployment Compensation Amendments of 1992 and the Omnibus



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Budget Reconciliation Act of 1993, and nothing has occurred since the date of such determination letter that would adversely affect such qualification or such tax-exempt status.

                  (g) Except as indicated in Schedule 3.13(g), with respect to each Plan that is subject to Title IV of ERISA, there is no amount of unfunded benefit liabilities as defined in Section 4001(a)(18) of ERISA as determined in accordance with actuarial assumptions used by the PBGC to determine the level of funding required in the event of termination of the Plan.

                  (h) To the knowledge of Seller, no Prohibited Transaction has occurred with respect to any Plan. Neither the Company nor any ERISA Affiliate has any liability for breach of fiduciary duty or any other failure to act or comply in connection with any Plan.

                  (i) Except as indicated in Schedule 3.13(i), no action, suit, proceeding, hearing, or investigation with respect to any of the Plans (other than routine claims for benefits) is pending or threatened.

                  (j) To the knowledge of Seller, with respect to each Plan which is subject to Title IV of ERISA: (i) no such plan has terminated, or has filed a notice of intent to terminate in the last six years; (ii) there is no outstanding liability under Section 4062 of ERISA; (iii) neither the Company, nor any ERISA Affiliate that is a substantial employer has made a withdrawal (or has deemed to do so under Section 4062(e) of ERISA) that could result in liability under Section 4063 of ERISA or otherwise; (iv) the PBGC has not instituted proceedings to terminate any such Plan; (v) no reportable event, as described in Section 4043 of ERISA has occurred.

                  (k) Except as indicated in Schedule 3.13(k), neither the Company nor any ERISA Affiliate contributes to any Multiemployer Plan. With respect to each such Multiemployer Plan to which the Company and/or any ERISA Affiliate contributes or has contributed, neither the Company nor any ERISA Affiliate has: (i) withdrawn, partially withdrawn, or received any notice of any claim or demand for withdrawal liability or partial withdrawal liability, (ii) received any notice that any such plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that any such plan is or may become insolvent,
(iii) failed to make any required contribution, (iv) any withdrawal liability by reason of a sale of assets pursuant to Section 4204 of ERISA.

                  (l) Schedule 3.13(1) includes for each Multiemployer Plan, as of its last valuation date, the amount of any potential withdrawal liability of the Company and any ERISA Affiliate calculated according to the information made available pursuant to ERISA Section 4221(e), and identifies the specific obligor. To the best knowledge of the Company, nothing has occurred or is expected to occur that would increase the amount of the total potential withdrawal liability of a specified obligor for any such plan over the amount shown in Schedule 3.13(1).



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                  (m) No Plan is a "multiple employer plan" within the meaning of Section 4063 or 4064 of ERISA. No Plan is a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA. Neither the Company, nor any of its subsidiaries maintains or has any obligation to contribute to any "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code for the provision of welfare benefits.

                  (n) The Company has made all payments due from it to date with respect to each Plan.

                  (o) No current or former employee of the Company or any ERISA Affiliate is or may become entitled to post-employment retirement benefits of any kind other than coverage mandated by Section 4980B of the Code.

                  (p) To the knowledge of Seller, no amounts paid or payable by the Company will fail to be deductible for federal income tax purposes by reason of Section 28OG of the Code.

                  (q) Within the last six months, only terminations of employment in the normal course of operations occurred.

                  (r) Neither the Company nor any ERISA Affiliate maintains any plan, arrangement or program which provides severance benefits to current or former employees of the Company or any ERISA Affiliate and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any liability for the payment of severance benefits.

                  3.14.    TAXES.

                  (a) Each of the Company and the Subsidiary has filed all tax returns that it was required to file, and has paid all taxes indicated on such returns for such periods. All such tax returns were in all respects true, complete and correct and filed on a timely basis.

                  (b) None of the income tax returns filed by, on behalf of or with respect to the Company or the Subsidiary is currently the subject of an audit, and no notice of a planned audit has been received.

                  (c) Neither the Company nor the Subsidiary has waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency with respect to any tax return that is currently the subject of audit.

                  3.15. LIENS. Except as set forth on Schedule 3.15, each of the Company and the Subsidiary owns outright and has good and marketable title to all of its assets, properties and



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rights necessary to conduct its Business as currently conducted, in each case free and clear of any lien, claim or encumbrance.

                  3.16. CONTRACTS. Schedule 3.16 sets forth a complete and accurate list of all of the following agreements, contracts, arrangements or understandings, whether oral or written ("Contracts") to which the Company or the Subsidiary is a party or by or to which the assets or properties of the Company or the Subsidiary are bound or subject, including all amendments thereto: (i) Contracts with any current or former officer, director, employee, consultant, shareholder (or related person of any shareholder), subsidiary or other affiliate; (ii) Contracts and purchase orders calling for payments of more than $25,000 to any one supplier, contract manufacturer or vendor for the purchase or acquisition of inventory, materials, supplies, equipment, merchandise or services; (iii) copyright, trademark or trade name licenses, royalty agreements or similar Contracts; (iv) warehousing, distributorship, depository, representative, management, marketing, sales agency, printing or advertising Contracts; (v) Contracts for the sale of any assets or properties of the Company other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of the assets or properties of the Company other than in the ordinary course of business; (vi) partnership, joint venture and license agreements relating to the assets, properties, Business or products of the Company or the Subsidiary or by or to which any of them or any of their assets, properties or products are bound or subject; (vii) Contracts under which the Company or the Subsidiary agrees to indemnity any party, to share the tax liability of any party or to refrain from competing with any party or covenants of any other person not to compete with the Company or the Subsidiary in any line of business or in any geographical area; (viii) Contracts relating to the acquisition by the Company or the Subsidiary of any operating business or the capital stock of any other person;
(ix) Contracts requiring the payment to any person of a commission or fee in excess of $25,000; (x) Contracts relating to the borrowing of money; (xi) Contracts pursuant to which the Company or the Subsidiary is required to purchase or sell a stated portion of its requirements or output from or to another party; (xii) material leases, conditional sales Contracts, franchises or licenses, pursuant to which the Company or the Subsidiary may hold or use any material tangible property; (xiii) Contracts not made in the ordinary course of business; (xiv) guarantees issued by the Company or the Subsidiary or any other arrangement under which the Company or the Subsidiary assumes any material liability (including indebtedness) of any other person; (xv) collective bargaining agreements; and (xvi) all other Contracts to which the Company or the Subsidiary is a party other than those referred to or excluded pursuant to subsections (i) through (xv) of this Section 3.16 and those that are not material to the Business. True and complete copies of all such Contracts have been delivered or made available to the Purchaser. All of such Contracts are valid and binding upon the Company or the Subsidiary, and are, to the knowledge of the Company and the Sellers, in full force and effect. Neither the Company nor the Subsidiary is in breach or default under any such Contract, nor, to the knowledge of the Company or the Subsidiary or any Seller, is any other party to any such Contract in breach or in default thereunder, nor does any condition exist with respect to the Company or the Subsidiary (or, to the knowledge of the Company or any Seller, with respect to any other party to any such Contract) that with notice or lapse of time or both would constitute a breach or default thereunder, nor is there any dispute between the Company or the Subsidiary and any other party to any such Contract. To the knowledge of the Company, the Subsidiary and the Sellers, all royalties that have been due and payable by the Company or the Subsidiary under any such Contracts have been calculated properly and paid in accordance with the terms of such Contracts.

                  3.17. SUPPLIERS AND CUSTOMERS. Schedule 3.17 sets forth the
(i) names of, and dollar value of sales to, the ten largest customers (each a "Major Customer") by volume of sales of the Company and the Subsidiary (on a combined basis) during the 12 months ended December 31, 1997; and (ii) names of, and dollar value of purchases from, the ten largest suppliers (each, a "Major Supplier") by volume of purchases during the 12 months ended December 31, 1997. The relationships of each of the Company and the Subsidiary with its suppliers and customers are good commercial working relationships consistent with industry conditions. Except as set forth on Schedule 3.17, no Major Supplier, and no Major Customer, has cancelled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with the Company or the Subsidiary. Except as set forth on Schedule 3.17, the Company does not have any notice that any Major Supplier or Major Customer intends to cancel or otherwise materially modify its relationship with the Company or the Subsidiary.

                  3.18. COMPLIANCE WITH LAWS; PERMITS. Each of the Company and the Subsidiary is in compliance with, and its operations have been conducted in accordance with, all laws applicable to the Company and the Subsidiary or the Business. Schedule 3.18 sets forth each permit necessary to conduct the business of the Company and its subsidiaries and to lawfully use and occupy the Real Property as defined in Section 3.19(a). True and complete copies of such permits have been made available to the Purchaser. Except as set forth in Schedule 3.18, all permits have been lawfully issued and are in full force and effect; no violations are or have been recorded in respect of any permit; none of the permits is in the nature of a conditional use permit or other special approval or variance; no legal proceeding is pending or (to the knowledge of the Company and the Sellers) threatened, and no claim or demand has been asserted to revoke, suspend, modify or limit any permit and there is no basis for the taking of any such action; and neither the execution of this agreement or the consummation of the transactions contemplated hereby or thereby will result in any violation of or limitation on any permit.

                  3.19.    REAL ESTATE.

                  (a) Neither the Company nor the Subsidiary owns fee title to any real property, nor does the Company or the Subsidiary sublease any of the Real Property (as hereinafter defined) to any other person or entity. Schedule 3.19(a) sets forth a list and summary description of all leases, subleases, licenses and other agreements ("Leases") under which the Company or the Subsidiary uses or occupies, or has the right to use or occupy, now or in the future, any real property or portion thereof (the "Real Property"), which schedule also sets forth the date of and parties to each Lease, the date of and party to each amendment, modification and supplement thereto, the initial and any renewal term of each Lease and whether or not any option for a renewal term has been exercised, any expansion or other option under each Real Property Lease, and a brief description of the Lease covered thereby.

                  (b) (i) Each of the Company and the Subsidiary does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase any real property or any portion thereof or interest therein.

                  (ii) Each of the Company and the Subsidiary does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase any Leased Real Property or any portion thereof or interest therein.

                  (c) Each Lease described in Schedule 3.19(a) hereto is valid and binding and is in full force and effect in accordance with its terms. No lessor or lessee is in default under any of the Leases and there is no existing condition, event or act which, with notice or lapse of time or both would constitute a default under any of the Leases. To the extent that the transactions contemplated by this Agreement constitute an assignment of a lease, either (a) such lease may be assigned without the consent or approval of any other person or entity, or (b) if any such consent or approval shall be required, such consent or approval shall have been obtained by Sellers prior to the Closing Date. There are no material disputes, oral agreements or forbearance programs in effect as to any of the Leases.

                  (d) The Company has heretofore furnished to the Purchaser a true and complete copy of each Lease and all amendments thereto, each of which is valid and binding and in full force and effect in accordance with its terms with respect to the Company or the Subsidiary and each respective landlord. The rent and additional rents set forth in each Lease is the actual rent and additional rents being paid, and there are no separate agreements or understandings with respect to the same. All rent and additional rent payable under the leases has been paid in full through the date hereof. All of the land, buildings, structures and other improvements used by the Company and the Subsidiary in the conduct of its Business are included in the Real Property.

                  (e) Neither the Company, the Subsidiary nor any Seller has received any notice nor has any knowledge of any pending, threatened or contemplated condemnation proceeding affecting the Real Property or any part thereof or of any sale or other disposition of the Real Property or any part thereof in lieu of condemnation.

                  (f) Except as set forth on Schedule 3.19(f), neither the Company nor the Subsidiary owes any money in an amount exceeding $2,500 to any architect, contractor, subcontractor or materialman for labor or materials performed, rendered or supplied to or in connection with any Real Property within the past 90 days. Except as set forth on Schedule 3.19(f), there is no work being done at or materials being supplied to any Real Property at the date hereof other than routine maintenance projects having an aggregate cost through completion of not more than $1,000.

                  (g) The consummation of the transactions contemplated by this Agreement will not result in the imposition of any tax on the Company or the Subsidiary relating to the transfer of Real Property or any interest therein.

                  (h) To Sellers' knowledge, all components of all buildings, structures and other improvements (the "Improvements") included within the Real Property including but not limited to the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, systems and facilities included therein, are in good working order and repair in all material respects, adequate for the Company and the Subsidiary to own and operate its business in accordance with good industry standards. The Company's and the Subsidiary's use and occupancy of the Real Property is in full compliance with all applicable laws, rules and regulations of all governmental and quasi-governmental authorities having or asserting jurisdiction thereover.

                  (i) All certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, "Real Property Permits") of all governmental authorities having jurisdiction over the Real Property, and from all insurance companies and fire rating and other similar boards and organizations (collectively, "insurance organizations"), required to have been issued to the Company or the Subsidiary to enable the Real Property to be lawfully occupied and used by the Company or the Subsidiary for all of the purposes for which they are currently occupied and used have been lawfully issued and are, as of the date hereof, in full force and effect. Neither the Company nor the Subsidiary has received or been informed by a third party of the receipt by it of any notice from any governmental authority having jurisdiction over the Real Property or from any insurance organization threatening a suspension, revocation, modification or cancellation of any Real Property Permit and, to the best knowledge of the Sellers, there is no basis for the issuance of any such notice or the taking of any such action. No action under the terms of such Property Permits by Sellers, the Company, the Subsidiary, the Purchaser or any other party is required in order that all Real Property Permits will continue in full force and effect following the consummation of the transactions provided for herein.

                  3.20.    INSURANCE.

                  (a) Neither the Company nor the Subsidiary has, during the past three fiscal years or in the current fiscal year, been denied, or had revoked or rescinded any policy of property, casualty, liability, errors and omissions, medical, dental, workers' compensation coverage, bond and surety arrangements or other forms of insurance ("Insurance Policies").

                  (b) Schedule 3.20 sets forth the following information with respect to each Insurance Policy to which the Company or the Subsidiary is a party, a named insured, or otherwise the beneficiary of coverage: (i) the name, address, and telephone number of the agent; (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured; (iii) the policy number and the period of coverage; (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including the amount of any deductibles and ceilings and a description of how deductibles and ceilings are calculated and operate) of coverage; (v) the annual policy premium; (vi) a description of the terms and premiums for any discovery period available with the policy; (vii) a description of any retroactive premium adjustments or other loss-sharing arrangements; (viii) each claim made thereunder during the past five years; and (ix) each pending claim thereunder.

                  (c) The Sellers have made available to the Purchaser a complete and correct copy of each policy reflected on Schedule 3.20. With respect to each such insurance policy: (a) the policy is in full force and effect; (b) all premiums due thereon have been paid in a timely manner and all premiums which become due commencing with the date hereof, through and including the Closing Date will be so paid by the Company or the Subsidiary (other than retroactive or retrospective premium adjustments that, as of the Closing Date, have not been, but thereafter may be, required to be paid with respect to any period ending prior to the Closing Date under comprehensive general liability and workers' compensation insurance policies); and (c) no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. Each of the Company and the Subsidiary has been covered during the past five (5) years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period.

                  3.21. INTELLECTUAL PROPERTY. Each of the Company and the Subsidiary owns or otherwise has the right or license to use the Intellectual Property (as defined below) (and, to the Company's and the Sellers' knowledge, the sole right or license with respect to trademarks) used in the Business as currently conducted. All Intellectual Property used in the Business that has been created or developed by employees of the Company and the Subsidiary is work for hire and the Company or the Subsidiary owns all such rights to such creations and developments free and clear of all liens. Schedule 3.21(a) attached hereto contains a true and complete list of all patents, trademarks, trade names and copyrights included in the Intellectual Property, all pending applications therefor and all licenses and other agreements relating thereto, whether as licensor or licensee or otherwise. Except as set forth on Schedule 3.21(b) attached hereto, the Company or the Subsidiary owns the Intellectual Property free and clear of all liens. To the knowledge of the Company and the Sellers, no claims are currently being asserted by any person involving or questioning the Company's or the Subsidiary's sole right to use any of the Intellectual Property or challenging or questioning the validity or effectiveness of any license or similar agreement. To the knowledge of the Company and the Sellers, the use of the Intellectual

Property by the Company and the Subsidiary does not infringe the rights of any person nor, is any infringing use currently ongoing by any person.

                  "Intellectual Property" shall mean all of the following, irrespective of where any of the same were issued, are pending or exist that are owned by or issued to the Company or the Subsidiary and that have been, are or are proposed to be used: United States and foreign patents of any description, and applications therefor; United States (federal and state) and foreign trademarks (and goodwill associated therewith) and other trade names, labels, trade dress, advertising and package designs, and other trade rights, whether or not registered and all applications therefor; United States and foreign copyrights, whether or not registered and all applications therefor (including copyrights in computer software and computer software documentation, source code and systems documentation); trade secrets, data, license agreements and other agreements of every kind and character relating to any of the foregoing; and all claims and causes of action relating to any of the foregoing, including claims and causes of action for past infringement.

                  3.22. CORPORATE RECORDS. The Company has given the Purchaser access to all the tax, accounting, corporate and financial books and records relating to the Business of the Company and the Subsidiary. Such books and records have been maintained on a current basis, are true and complete and fairly reflect the financial condition and results of operations of the Company and the Subsidiary as of the dates thereof and the periods ended. The minute books of the Company and the Subsidiary contain complete and accurate records of all meetings and other corporate actions of its Board of Directors (including committees of the Board of Directors) and shareholders and have been made available to the Purchaser for review.

                  3.23. NAME AND BUSINESS ADDRESSES. Set forth on Schedule 3.23 is a list of each name under which the Company and the Subsidiary has conducted its Business during, and each current and former address of the Company and the Subsidiary for, the past five years.

                  3.24. BANKS, BROKERS AND PROXIES. Schedule 3.24 sets forth (i) the name and address of each bank, trust company and securities or other broker with which the Company and the Subsidiary maintains relations; (ii) the name of each person authorized by the Company and the Subsidiary to effect transactions therewith or to have access to any safe deposit box or vault; and (iii) all proxies, powers of attorney or other like instruments to act on behalf of the Company and the Subsidiary in matters concerning its business or affairs.

                  3.25.    ENVIRONMENTAL MATTERS.  Except as set forth in
Schedule 3.25:

                  (a) Each of the Company and the Subsidiary is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law as defined below. No Seller, the Company or the Subsidiary has any basis to expect, nor has any of them or any other person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice, or other communication from (i) any governmental body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any facilities of the Company or the Subsidiary, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any environmental, health, and safety liabilities with respect to any of the properties or assets (whether real, personal, or mixed) in which Sellers, the Company or the Subsidiary has had an interest, or with respect to any property or facility of the Company or the Subsidiary at or to which hazardous materials were generated, manufactured, refined, transferred, imported, used, or processed by Sellers, the Company or the Subsidiary, or from which hazardous materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                  (b) There are no pending or, to the knowledge of Sellers and the Company, threatened claims, proceedings or encumbrances relating to any environmental, health, and safety liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the facilities of the Company or the Subsidiary or any other properties and assets (whether real, personal, or mixed) in which the Company or the Subsidiary has or had an interest.

                  (c) No Seller, the Company or the Subsidiary has any basis to expect, nor has any of them or any other person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, order, summons, warning, or other communication that relates to hazardous activity, hazardous materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any environmental, health, and safety liabilities with respect to any of the facilities of the Company or the Subsidiary or any other properties or assets (whether real, personal, or mixed) in which the Company or the Subsidiary had an interest, or with respect to any property or facility to which hazardous materials generated, manufactured, refined, transferred, imported, used, or processed by the Company or the Subsidiary have been transported, treated, stored, handled, transferred, disposed, recycled or received.

                  (d) Neither the Company, the Subsidiary, nor any other person for whose conduct they are or may be held responsible, has any environmental, health, and safety liabilities with respect to any other properties and assets (whether real, personal, or mixed) in which the Company or the Subsidiary (or any predecessor), has or had an interest.

                  (e) To the extent same would constitute a violation of Environmental Law, there are no hazardous materials present on or in the environment at the facilities of the Company or the Subsidiary, including any hazardous materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the facilities of the Company or the Subsidiary, or such adjoining property, or incorporated into any structure therein or thereon. To the extent same would constitute a violation of Environmental Laws, the Company, the Subsidiary, any other person for whose conduct they are or may be held responsible, or any other person, has not permitted or conducted any hazardous activity conducted with respect to the facilities of the Company or the Subsidiary or any other properties or assets (whether real, personal, or mixed) in which the Company or the Subsidiary has or had an interest.

                  (f) To the extent same would constitute a violation of Environmental Laws and there has been no release or threat of release, of any hazardous materials at or from the facilities of the Company or the Subsidiary, or from or by any other properties and assets (whether real, personal, or mixed) in which the Company or the Subsidiary has or had an interest.

                  (g) Sellers have delivered to the Purchaser true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed by Sellers, the Company or the Subsidiary pertaining to hazardous materials or hazardous activities in, on, or under the facilities of the Company or the Subsidiary, or concerning compliance by the Company or the Subsidiary with Environmental Laws.

                  (h) There are no underground or above-ground storage tanks, incinerators or surface impoundments, at, on, or about under or within any real property operated or controlled, in whole or in part by the Company or the Subsidiary.

                  "Environmental Law" shall mean any federal, state, local, municipal, or other administrative order, constitution, law, ordinance, principle of common law, regulation or statute that requires or relates to:

                           (i)  notification of appropriate authorities and
employees of releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the environment;

                           (ii)  preventing or reducing to acceptable levels the
release of pollutants or hazardous substances or materials into the environment;

                           (iii) reducing the quantities, preventing the
release, or minimizing the hazardous characteristics of wastes that are generated;

                           (iv) reducing to acceptable levels the risks inherent
in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

                           (v) cleaning up pollutants that have been released,
preventing the threat
of release, or paying the costs of such clean up or prevention;

                           (vi) pollution, contamination, protection of the
environment, human health
or safety.

                  3.26. LABOR, EMPLOYMENT CONTRACTS. Except as set forth on
Schedule 3.26, neither the Company nor any of its subsidiaries has recognized any representative or collective bargaining agent of any group of employees, or is a party to any collective bargaining agreement, individual written employment agreement or consulting agreement. Schedule 3.26 lists the name, job title or classification and compensation of each employee or consultant of the Company or any of its subsidiaries. Except as forth on Schedule 3.26, neither the Company nor any of its subsidiaries has, directly or through its agents, engaged in any employment discrimination, sexual harassment, defamation, breach of implied covenant of good faith and fair dealing, breach of contract or unfair labor practices with respect to any employee. Except as set forth on Schedule 3.26, neither the Company, any of its subsidiaries nor any Seller knows of any present or threatened union organization effort, walkout, strike or any other similar occurrence or circumstances related to the representation or organization or attempted representation or organization of all or any portion of the labor force of the Company or any of its subsidiaries, and the Sellers have fully disclosed to the Purchaser the circumstances and progress of any known attempt to organize or represent all or any portion of the labor force of the Company in the last three (3) years.

                  3.27. TANGIBLE PROPERTY. Schedule 3.27 sets forth the depreciation schedule for the Tangible Property, as defined below, of the Company and the Subsidiary as of December 31, 1997. The Tangible Property is in good operating condition and repair except for ordinary wear and tear, and is not in violations of any existing law. During the past three years there has not been any significant interruption of the Company's operations or any of its subsidiaries' operations due to inadequate maintenance of the Tangible Property. "Tangible Property" shall mean all interests owned, leased or claimed by the Company or the Subsidiary (including without limitation, options) in or to the machinery, equipment, furniture, leasehold improvements, fixtures, vehicles, any related capitalized items and other tangible property, which is treated by the Company or the Subsidiary as depreciable or amortizable property.

                  3.28. POTENTIAL CONFLICTS OF INTEREST. Except as set forth on
Schedule 3.28, neither any Seller nor any officer or director of the Company or any of its subsidiaries (i) has any interest in any person which is an affiliate of the Company or with which the Company or the Subsidiary has entered into a contract; (ii) owns, directly or indirectly, in whole or in part, any Intellectual Property which the Company or any of its subsidiaries is using or the use of which is necessary for the business of the Company or any of its subsidiaries; or (iii) has any cause of action or other claim whatsoever against, or owes any amount to, the Company or any of its subsidiaries, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under Benefit Plans and similar matters and agreements existing on the date hereof.

                  4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE MERGER SUBSIDIARY

                  The Purchaser and the Merger Subsidiary jointly and severally hereby represents and warrants to the Sellers and the Company as follows:

                  4.1. ORGANIZATION AND AUTHORITY OF PURCHASER AND THE MERGER SUBSIDIARY.

                  (a) Each of the Purchaser and the Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Purchaser and the Merger Subsidiary has all requisite corporate power and authority (i) to carry on its business as presently conducted and to own or lease and to operate its properties and (ii) to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Purchaser is qualified to transact business as a foreign corporation in each jurisdiction wherein the failure to so qualify would have a material adverse effect on the business or financial condition of the Purchaser. Each of the Purchaser and the Merger Subsidiary has taken all action as and in the manner required by law, its Certificate of Incorporation and its ByLaws or otherwise to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

                  (b) This Agreement constitutes the valid and binding obligation of the Purchaser and the Merger Subsidiary enforceable against the Purchaser and the Merger Subsidiary in accordance with its terms except to the extent that (i) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and (ii) the availability of remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

                  4.2. CAPITALIZATION; PURCHASER SHARES. The authorized capital stock of the Purchaser consists of 50,000,000 shares of common stock, $.001 par value per share, of which approximately 5,500,000 (as may be increased pursuant to acquisitions) will be issued and outstanding immediately prior to the Closing. All such shares have been duly authorized and are validly issued, fully paid and non-assessable. The Purchaser is not a party to nor is bound by any options, calls, voting agreements, contracts, or commitments of any character relating to any issued or unissued stock or any other equity security issued or to be issued by the Purchaser other than as set forth on Schedule 4.2 or has been disclosed to Sellers in writing. The Purchaser Shares to be delivered to the Sellers as set forth on Schedule A hereto are free and clear of any liens, pledges, encumbrances, charges, rights of first refusal, obligations or commitments to sell or other claims.

                  4.3. ARTICLES OF INCORPORATION AND BY-LAWS. Copies of the Certificate of Incorporation and the By-Laws of the Purchaser, heretofore delivered to the Sellers, are true and complete copies of such instruments as amended to the date of this Agreement, and are in full force and effect on the date hereof.

                  4.4. SUBSIDIARIES AND AFFILIATES. Other than the Merger Subsidiary and as set forth on Schedule 4.4, the Purchaser does not own or control, directly or indirectly, any capital stock, bonds or other securities of, and does not have any proprietary interest in, any corporation, partnership, firm, association or business organization, entity or enterprise, and the Purchaser does not control, directly or indirectly, the management or policies of any corporation, partnership, firm, association or business organization, entity or enterprise.

                  4.5. ABSENCE OF CHANGES. Other than (i) the purchase of UDI Corp. and UDI II Corp. and (ii) actions taken in anticipation of the initial public offering of the Company's securities, since January 1, 1997, the Purchaser has operated its business only in the ordinary course and there has not been any material and adverse change in the business, financial condition, results of operations, assets or properties of the Purchaser.

                  4.6.     LIABILITIES.

                  (a) The Purchaser has no Liabilities other than (i) Liabilities fully and adequately reflected on the balance sheet included in the Purchaser Financial Statements, (ii) those Liabilities, as of the date of the Purchaser Financial Statements, that would not be required to be disclosed on the balance sheet included in the Purchaser Financial Statements in accordance with generally accepted accounting principles, (iii) those Liabilities incurred since the date of the Purchaser Financial Statements in the ordinary course of business consistent with past practice, (iv) Liabilities disclosed pursuant to any section of this Agreement and (v) Liabilities that may be incurred as a result of acquisitions or in connection with financing of the Purchaser's business operations. The Purchaser has no knowledge of any current or threatened circumstances, conditions, events or arrangements affecting specifically the Purchaser, which may hereafter give rise to any Liabilities of the Purchaser, except in the ordinary course of business consistent with past practice.

                  4.7. COLLECTIBILITY OF RECEIVABLES. All accounts receivable set forth on the books and records of the Purchaser and its subsidiaries (i) are accurately reflected in the books and records of the Purchaser and its subsidiaries, (ii) are valid receivables owned by the Purchaser and its subsidiaries, (iii) are not subject to counterclaims (other than customer debit memos issued in the ordinary course of business), and (iv) to the knowledge of the Purchaser and its subsidiaries, are collectible (subject to applicable reserves as set forth on the books and records of the Purchaser and its subsidiaries) in their recorded amounts in the ordinary course of business.

                  4.8. EMPLOYEE BENEFIT PLANS; ERISA. With respect to each of the Benefit Plans maintained by the Purchaser and its subsidiaries:

                  (a) each of the Benefit Plans has been administered in compliance with its terms and in compliance with applicable law;

                  (b) there are no outstanding liabilities of, or with respect to, any Benefit Plan, other than liabilities for administrative fees and benefits to be paid in the ordinary course to participants in such Benefit Plan and their beneficiaries in accordance with the terms of such Benefit Plan.

                  4.9. CONSENTS AND APPROVALS. No approval, order or consent of, filing or registration with or notice or payment to, any foreign, federal, state, county, local or other governmental or regulatory body, and no approval or consent of, or filing with or notice or payment to, any other person is required by or with respect to the Purchaser and the Merger Subsidiary in connection with the execution and delivery by the Purchaser and the Merger Subsidiary of this Agreement and the consummation and performance by them of the transactions contemplated hereby.

                  4.10. NO CONFLICT. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the performance by the Purchaser and the Merger Subsidiary of this Agreement in accordance with its terms and conditions does not (a) conflict with or result in the breach or violation of any of the terms or conditions of, or give rise to any acceleration of the Purchaser's or the Merger Subsidiary's obligations or constitute (or with notice or lapse of time or both would constitute) a default under (i) the Articles of Incorporation or By-Laws of the Purchaser or the Merger Subsidiary; (ii) any instrument, contract or other agreement by or to which the Purchaser or the Merger Subsidiary is a party or by or to which it or its assets or properties are bound or subject; (iii) any statute, law or regulation of any jurisdiction or any order, writ, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, the Purchaser or the Merger Subsidiary or its assets or properties; or (iv) any license, franchise, approval, certificate, permit or authorization applicable to the Purchaser or the Merger Subsidiary or any of its assets; or (b) result in the creation of any lien, charge or encumbrance of any nature, upon the assets or property of the Purchaser or the Merger Subsidiary.

                  4.11. LITIGATION. Except as set forth in Schedule 4.11 hereto, there is no action, suit or proceeding pending or threatened, or any investigation, at law or in equity, before any arbitrator, court or other governmental authority, pending or threatened, nor any judgment, decree, injunction, award or order outstanding, against or in any manner involving the Purchaser or any of the Purchaser's properties or rights which (i) will have an adverse effect upon the financial condition, results of operations, assets, properties or business of the Purchaser, or (ii) might reasonably prevent the consummation of the transactions contemplated by this Agreement.

                  4.12.    TAXES.

                  (a) The Purchaser has filed, or sought extension for filing, all tax returns that it was required to file, and has paid all taxes indicated on such returns for such periods. Except as set forth on Schedule 4.12, all such tax returns were in all respects true, complete and correct and filed on a timely basis.

                  (b) None of the income tax returns filed by, on behalf of or with respect to the Purchaser is currently the subject of an audit, and no notice of a planned audit has been received.

                  (c) The Purchaser has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency with respect to any tax return that is currently the subject of audit.

                  4.13. LIENS. Except as set forth on Schedule 4.13, the Purchaser owns outright and has good and marketable title to all of its assets, properties and rights necessary to conduct its business as currently conducted, in each case free and clear of any lien, claim or encumbrance.

                  4.14. CONTRACTS. All the material agreements, contracts, arrangements or understandings, whether oral or written ("Purchaser Contracts") to which the Purchaser or any of its subsidiaries is a party or by or to which the assets or properties of the Purchaser or any of its subsidiaries are bound or subject, including all amendments thereto, are valid and binding upon the Purchaser or its subsidiaries, as applicable, and are, to the knowledge of the Purchaser and its subsidiaries, in full force and effect. The Purchaser and its subsidiaries, as applicable, are not in breach or default under any such Purchaser Contract, nor, to the knowledge of the Purchaser and its subsidiaries, is any other party to any such Purchaser Contract in breach or in default thereunder, nor does any condition exist with respect to the Purchaser or its subsidiaries, as applicable (or, to the knowledge of the Purchaser and its subsidiaries, with respect to any other party to such Purchaser Contract) that with notice or lapse of time or both would constitute a breach or default thereunder, nor is there any dispute between the Purchaser or its subsidiaries and any other party to any such Purchaser Contract. To the knowledge of the Purchaser and its subsidiaries, all royalties that have been due and payable by the Purchaser under any such Purchaser Contracts have been calculated properly and paid in accordance with the terms of such Purchaser Contracts.

                  4.15. SUPPLIERS AND CUSTOMERS. The relationships of Purchaser and its subsidiaries with their suppliers and customers are good commercial working relationships consistent with industry conditions.

                  4.16.    REAL ESTATE.

                  (a) Each Lease to which the Purchaser or its subsidiaries is a party (the "Purchaser Leases") is valid and binding and is in full force and effect in accordance with its terms. No lessor or lessee is in default under any of the Purchaser Leases and there is no existing condition, event or act which, with notice or lapse of time or both would constitute a default under any of the Purchaser Leases. There are no material disputes, oral agreements or forbearance programs in effect as to any of the Purchaser Leases.

                  (b) To the Purchaser's and its subsidiaries' knowledge, all components of all buildings, structures and other improvements included within the real property used or occupied by the Purchaser, including but not limited to the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, systems and facilities included therein, are in good working order and repair in all material respects, adequate for the Purchaser or its subsidiaries, as applicable, to own and operate its business in accordance with good industry standards. The Purchaser's and its subsidiaries' use and occupancy of the real property is in material compliance with all applicable laws, rules and regulations of all governmental and quasi-governmental authorities having or asserting jurisdiction thereover.

                  4.17.    INSURANCE.

                  (a) The Purchaser and its subsidiaries have not, during the past three fiscal years or in the current fiscal year, been denied, or had revoked or rescinded any policy of property, casualty, liability, errors and omissions, medical, dental, workers' compensation coverage, bond and surety arrangements or other forms of insurance.

                  (b) With respect to each Insurance Policy to which the Purchaser or its subsidiaries is a party, a named insured or otherwise the beneficiary of coverage: (a) the policy is in full force and effect; (b) all premiums due thereon have been paid in a timely manner and all premiums which become due commencing with the date hereof, through and including the Closing Date will be so paid by the Purchaser and its subsidiaries (other than retroactive or retrospective premium adjustments that, as of the Closing Date, have not been, but thereafter may be, required to be paid with respect to any period ending prior to the Closing Date under comprehensive general liability and workers' compensation insurance policies); and (c) no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. The Purchaser and its subsidiaries have been covered during the past five (5) years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period.

                  4.18. INTELLECTUAL PROPERTY. The Purchaser and its subsidiaries own or otherwise have the right or license to use the Purchaser Intellectual Property (as defined below) (and, to the Purchaser's and its subsidiaries' knowledge, the sole right or license with respect to trademarks) used in the Purchaser's business as currently conducted. All Purchaser Intellectual Property used in the Purchaser's and its subsidiaries' business that has been created or developed by employees of the Purchaser and its subsidiaries is work for hire and the Purchaser or its subsidiaries owns all such rights to such creations and developments free and clear of all liens. To the Purchaser's and its subsidiaries' knowledge, no claims are currently being asserted by any person involving or questioning the Purchaser's and its subsidiaries sole right to use any of the Purchaser Intellectual Property or challenging or questioning the validity or effectiveness of any license or similar agreement. To the knowledge of the Purchaser and its subsidiaries, the use of the Purchaser Intellectual Property by the Purchaser and its subsidiaries does not infringe the rights of any person nor, is any infringing use currently ongoing by any person.

                  "Purchaser Intellectual Property" shall mean all of the following, irrespective of where any of the same were issued, are pending or exist that are owned by or issued to the Purchaser and its subsidiaries and that have been, are or are proposed to be used: United States and foreign patents of any description, and applications therefor; United States (federal and state) and foreign trademarks (and goodwill associated therewith) and other trade names, labels, trade dress, advertising and package designs, and other trade rights, whether or not registered and all applications therefor; United States and foreign copyrights, whether or not registered and all applications therefor (including copyrights in computer software and computer software documentation, source code and systems documentation); trade secrets, data, license agreements and other agreements of every kind and character relating to any of the foregoing; and all claims and causes of action relating to any of the foregoing, including claims and causes of action for past infringement.

                  4.19. CORPORATE RECORDS. The Purchaser has given the Sellers' Representative access to all the tax, accounting, corporate and financial books and records relating to the business of the Purchaser and its subsidiaries. Such books and records have been maintained on a current basis, are true and complete and fairly reflect the financial condition and results of operations of the Purchaser and its subsidiaries as of the dates thereof and the periods ended. The minute books of the Purchaser and its subsidiaries contain complete and accurate records of all meetings and other corporate actions of its Board of Directors (including committees of the Board of Directors) and shareholders and have been made available to the Sellers' Representative for review.

                  4.20. INVESTMENT PURPOSE. The Purchaser is acquiring the Shares for its own account for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof. The Purchaser will not sell the Shares except in compliance with the registration requirements of the Securities Act or in a transaction exempted therefrom.

                  4.21. COMPLIANCE WITH LAWS. The Purchaser is in compliance with, and its operations have been conducted in accordance with, all laws applicable to the Purchaser or its business.

                  5. THE OBLIGATIONS OF THE SELLERS AND THE COMPANY BEFORE THE CLOSING DATE

                  The Company and the Sellers jointly and severally covenant that, prior to the Closing:

                  5.1. PURCHASER'S ACCESS TO PREMISES AND INFORMATION. The Purchaser and its attorneys, accountants, financial advisers, consultants, representatives and agents shall have full access at the times agreed to by the representatives of the Company to the Company's and the Subsidiary's premises and, upon reasonable notice, to all the Company's and the Subsidiary's properties, books, accounts, records, contracts, and documents. The Sellers shall furnish or cause to be furnished to the Purchaser and its agents all data and information concerning the Business, finances and properties of the Company and the Subsidiary that may be reasonably requested by the Purchaser. Except as and to the extent required by law, the Purchaser will not disclose or use, and will direct its representatives not to disclose or use to the detriment of the Sellers, any Confidential Information (as defined below) with respect to the Company, the Subsidiary or the Sellers which is furnished, or which is to be furnished by the Sellers or their respective representatives at any time or in any manner other than in connection with its evaluation of the consummation of the transaction contemplated by this Agreement. For purposes of this Section 5.1, "Confidential Information" means any information concerning the Company, the Subsidiary or any Seller that is furnished to the Purchaser and its agents pursuant to this Section 5.1, unless, (i) such information is already known to the receiver of the information or its representatives or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of the receiver of the information or its representatives, (ii) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby, (iii) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings or (iv) such information has been independently developed by the Purchaser without violating any of the Purchaser's obligations under this
Section 5.1. Upon the written request of either any of the Sellers or the Company, the receiver of any Confidential Information will promptly return such information to the provider of the Confidential Information or destroy any Confidential Information in its possession and certify in writing to the provider of the Confidential Information that it has done so.

                  5.2. EMPLOYEES AND COMPENSATION. The Sellers shall cause the Company and the Subsidiary to not, without the written consent of the Purchaser, or except as otherwise permitted herein or as required under existing written contracts, do, or agree to do, any of the following acts except in the ordinary course of business and consistent with past practice: (i) grant any increase in salaries payable or to become payable to, or pay any bonus to, any officer, employee, sales agent, or representative of the Company or the Subsidiary; or (ii) increase benefits payable to any officer, employee, sales agent, or representative of the Company or the Subsidiary under any bonus or Benefit Plan or other contract or commitment except pursuant to the provisions of such Benefit Plan or contract.

                  5.3. CONTROLLED ACTS. The Sellers shall not, and the Sellers shall cause the Company and the Subsidiary to not, without the prior written consent of the Purchaser, do or agree to do any of the following acts:

                  (a) take or suffer or permit any actions that are within its control which would render untrue any of the representations or warranties of the Sellers, or omit to take any action within its control, the omission of which would render untrue any such representation or warranty;

                  (b) reveal, orally or in writing, to any party, other than to the Purchaser, or to others in the ordinary course of business or as required by law, any of the business procedures and practices followed by the Company and the Subsidiary in the conduct of the Business;

                  (c) enter into any contract, commitment, or transaction not in the usual and ordinary course of its business;

                  (d) make any capital expenditures or commitments therefor in excess of $10,000 for any single item or $50,000 in the aggregate, or enter into any leases of capital equipment or property, or commitments therefor, under which the annual aggregate lease charges are in excess of $10,000, except for lease of warehouse space in New Jersey;

                  (e) sell or dispose of any capital assets with a value in excess of $10,000 for any single item or $50,000 in the aggregate;

                  (f) change the name or any trade name of the Company or the Subsidiary or change the nature of the Business of the Company or the Subsidiary as currently conducted;

                  (g) adopt or modify any employment agreement or Benefit Plan;

                  (h) authorize its merger or consolidation or the sale of all or substantially all of its assets;

                  (i) change its accounting methods or practices or make any change in depreciation or amortization policies or rates adopted by it;

                  (j) amend its Articles of Incorporation or By-Laws or terminate its corporate existence;

                  (k) conduct its business other than in material compliance with all applicable Laws;

                  (l) materially change any of its business policies, including, without limitation, advertising, marketing, pricing, purchasing, personnel, sales, credit, rebates, returns, budget or product acquisition policies, or its discount structure;

                  (m) make any payment or commitment to pay any severance or termination amount to any of its officers, directors, employees, consultants or agents other than in the ordinary course of business;

                  (n) guarantee any debt, obligation or liability;

                  (o) declare, set aside, make or pay any dividend or other distribution with respect to its capital stock, or retire or redeem any of such capital stock, or take any action which would have an effect equivalent to any of the foregoing;

                  (p) issue or sell any shares of its capital stock or options, warrants, calls, rights or commitments with respect thereto;

                  (q) agree to waive or compromise any material right or claim other than in the ordinary course of business; or

                  (r) modify, amend, cancel, or terminate any of its existing Contracts, or agree to do any of those acts, except in the original course of business.

                  5.4. NO SHOP. The Sellers shall not, and shall cause the Company and the Subsidiary not to, conduct any discussions or solicit, receive or entertain any proposals relating to the merger of the Company, the sale of the capital stock or any of the assets of the Company, except for sales of inventory in the ordinary course of business and except for the transactions contemplated by this Agreement. No Seller shall conduct any discussions or solicit, receive or entertain any proposals relating to the sale of the Shares.

                  5.5. BEST EFFORTS. The Sellers and the Company will use their best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

                  5.6. LEGAL PROCEEDINGS. The Sellers shall promptly notify the Purchaser of any legal proceedings which after the date hereof are threatened or commenced against the Company, the Subsidiary or against any officer, director, employee, consultant, agent or shareholder of the Company or the Subsidiary with respect to the affairs of the Company or the Subsidiary or with respect to the transactions contemplated by this Agreement, and each Seller shall promptly notify the Purchaser of any legal proceedings which after the date hereof are threatened or commenced against such Seller with respect to the Shares or the transfer thereof or with respect to the transactions contemplated by this Agreement.

                  5.7. NO DEFAULT OR VIOLATION. Except as otherwise consented to in writing by the Purchaser, prior to the Closing, the Sellers shall not and the Sellers shall cause the Company and the Subsidiary to not knowingly (i) violate, or commit a breach of or a default under, any Contract or (ii) violate any law.

                  5.8. TAX PAYMENTS; TAX RETURNS; ETC. The Sellers shall cause the Company and the Subsidiary to timely file all tax returns of the Company and the Subsidiary for all periods ending prior to the Closing Date and shall pay the taxes related to such tax returns. The Sellers shall cause the Company and the Subsidiary to withhold from payments to its employees all amounts required to be withheld for taxes and shall pay such taxes when due to the appropriate government agencies.

                  5.9. SUPPLEMENTS TO DISCLOSURE SCHEDULES. From time to time prior to the Closing, the Sellers shall deliver to the Purchaser information that was not known to Sellers on the date hereof ("Update Information") and which supplements or amends the representations, warranties and/or disclosures in this Agreement (including, without limitation, the Schedules hereto) in order to make the information set forth therein timely, complete and accurate within five days after the Update Information becomes known (but in any event before the Closing). Subject to Section 12.2(b) hereof, any covenant, representation or warranty of the Seller herein which is affected by such supplemental or amended information shall be deemed to have been amended accordingly.

                  5.10 WITHDRAWAL LIABILITY . The Sellers shall use their best efforts to obtain an estimate of the Company's withdrawal liability ("Estimate of Withdrawal Liability") with respect to the Retail, Wholesale and Department Store International Union and Industrial Pension Fund.

                  6. THE PURCHASER'S AND THE MERGER SUBSIDIARY'S OBLIGATIONS BEFORE THE CLOSING DATE

                  The Purchaser and the Merger Subsidiary jointly and severally covenant that, prior to the Closing:

                  6.1. CONTROLLED ACTS. The Purchaser shall not, without the prior written consent of the Sellers, do or agree to do any of the following acts:

                  (a) amend its Articles of Incorporation in a manner that could have a dilutive effect on the Purchaser Shares or terminate its corporate existence;

                  (b) conduct its business other than in material compliance with all applicable Laws;

                  (c) make any payment or commitment to pay any severance or termination amount to any of its shareholders except in the ordinary course of business and consistent with past practice;

                  (d) declare, set aside, make or pay any dividend or other distribution with respect to its capital stock, or retire or redeem any of such capital stock, or take any action which would have an effect equivalent to any of the foregoing; or

                  (e) agree to waive or compromise any material right or claim other than in the ordinary course of business.

                  6.2. BEST EFFORTS. The Purchaser and the Merger Subsidiary will use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

                  6.3. LEGAL PROCEEDINGS. The Purchaser shall promptly notify the Sellers of any legal proceedings which after the date hereof are threatened or commenced against the Purchaser or the Merger Subsidiary with respect to the transactions contemplated by this Agreement.

                  6.4. NO DEFAULT OR VIOLATION. Except as otherwise consented to in writing by the Sellers, prior to the Closing, the Purchaser and the Merger Subsidiary shall not knowingly (i) violate, or commit a breach of or a default under, any Contract or (ii) violate any law.

                  6.5. TAX PAYMENTS, TAX RETURNS; ETC. The Purchaser shall timely file all tax returns of the Purchaser for all periods ending prior to the Closing Date and shall pay the taxes related to such tax returns. The Purchaser shall withhold from payments to its employees all amounts required to be withheld for taxes and shall pay such taxes when due to the appropriate government agencies.

                  7. CONDITIONS PRECEDENT TO THE PURCHASER'S AND THE MERGER SUBSIDIARY'S PERFORMANCE

                  The obligations of the Purchaser and the Merger Subsidiary to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or before the Closing, of all of the following conditions:

                  7.1. ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by the Sellers and the Company in this Agreement, including in any Schedule hereto, shall be true in all material respects on and as of the Closing as though made at that time. Each Seller and the Company shall have delivered to the Purchaser at Closing a certificate so certifying to this and to the matters set forth in Sections 7.2 and 7.6.

                  7.2. PERFORMANCE OF THE COMPANY AND THE SELLERS. The Company and each Seller shall have performed and complied in all material respects with all covenants and agreements, and satisfied all conditions, that it is required by this Agreement to perform, comply with, or satisfy on or before the Closing Date.

                  7.3. NO INJUNCTION. Neither the Purchaser, the Merger Subsidiary, the Company nor any Seller shall be subject to any order, decree or injunction of a court of competent jurisdiction within the United States which prevents or materially delays the consummation of the transactions contemplated by this Agreement.

                  7.4. NO LEGAL PROCEEDING. No legal action or proceeding shall have been instituted or threatened seeking to restrain, prohibit or invalidate consummation of the transactions contemplated by this Agreement. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) or taken any action which prohibits the consummation of the transactions contemplated by this Agreement or imposes material restrictions on the Purchaser in connection with consummation of the transactions contemplated hereby or with respect to the business of the Company subsequent to such transactions or which imposes any material limitation on the ability of the Purchaser effectively to exercise full rights of ownership of the Shares of the Company.

                  7.5. DIVIDENDS; SECURITIES; COMPENSATION. Since December 31, 1996, no dividends shall have been declared or paid by the Company; no Shares shall have been purchased by the Company; and no change shall have been made to any compensation arrangements with employees of the Company between December 31, 1996 and the Closing Date other than increases in employee compensation in the ordinary course of business and consistent with prior practice, which shall in no event exceed 5% of aggregate employee payroll.

                  7.6. OPINION OF COUNSEL. The Purchaser shall have received an opinion from Silverman & Weinraub, in the form attached as Exhibit A hereto.

                  7.7. APPROVAL OF DOCUMENTATION. The form and substance of all certificates, instruments, opinions, and other documents delivered to the Purchaser under this Agreement shall be satisfactory in all reasonable respects to the Purchaser and its counsel.

                  7.8. OWNERSHIP OF SHARES. There shall be no securities of the Company issued or outstanding other than the Shares. The Purchaser shall have received evidence reasonably satisfactory to it that all options, warrants, calls, rights and convertible securities or agreements of a similar nature with respect to the Company's capital stock have been cancelled. All shares shall be owned beneficially and of record by the Sellers free and clear of any Lien.

                  7.9. RECEIPT OF SHARES. The Purchaser shall have received, free and clear of any liens, pledges, charges, encumbrances, claims, options or equity, certificates representing the Shares duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, together with certificates representing all of the equity securities of the Subsidiary, against delivery of the Purchaser Shares to the Sellers set forth on Schedule A hereto, free and clear of any liens, pledges, charges, encumbrances, claims, options or equity, or cash, as the case may be as set forth on Schedule A attached hereto.

                  7.10. DUE DILIGENCE. Following a "due diligence" examination of the business, liabilities, operations, assets, books and finances of the Business, Purchaser has not reasonably determined that any of the Company's or the Sellers' representations and warranties set forth herein are untrue or incorrect in any material respect based on information contained in documents described on Schedule 7.10 hereto.

                  7.11. IPO COMPLETION. The Purchaser shall have closed its Initial Public Offering.

                  8. CONDITIONS PRECEDENT TO THE SELLERS' AND THE COMPANY'S PERFORMANCE

                  The obligations of the Company and the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or before the Closing, of all of the following conditions:

                  8.1. ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by the Purchaser and the Merger Subsidiary in this Agreement shall be true in all material respects on and as of the Closing as though made at that time except as a result of any acquisitions or actions taken in furtherance of the Purchaser's initial public offering. The

Purchaser and the Merger Subsidiary shall have delivered to the Sellers at Closing a certificate so certifying to both this and to the matters set forth in
Section 8.2.

                  8.2. THE PURCHASER'S PERFORMANCE. The Purchaser and the Merger Subsidiary shall have performed and complied in all material respects with all covenants and agreements, and satisfied all conditions, that they are required by this Agreement to perform, comply with, or satisfy, on or before the Closing Date.

                  8.3. NO INJUNCTION. Neither the Purchaser, the Company, the Merger Subsidiary nor any Seller shall be subject to any order, decree or injunction of a court of competent jurisdiction within the United States which prevents or materially delays the consummation of the transactions contemplated by this Agreement.

                  8.4. NO LEGAL PROCEEDING. No legal action or proceeding shall have been instituted or threatened seeking to restrain, prohibit or invalidate consummation of the transactions contemplated by this Agreement. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) or taken any action which prohibits the consummation of the transactions contemplated by this Agreement or imposes material restrictions on the Sellers or the Company in connection with consummation of the transactions contemplated hereby or which imposes any material limitation on the ability of the applicable Sellers set forth on Schedule A hereto effectively to exercise full rights of ownership of the Purchaser Shares.

                  8.5. DIVIDENDS; SECURITIES; COMPENSATION. Except as provided for herein, since September 1, 1997, no dividends shall have been declared or paid by the Purchaser; no shares of common stock of the Purchaser shall have been purchased by the Purchaser; and no change shall have been made to any compensation arrangements with employees of the Purchaser between the date hereof and the Closing Date other than increases in employee compensation in the ordinary course of business and consistent with prior practice.

                  8.6. OPINION OF COUNSEL. The Sellers shall have received an opinion from Atlas, Pearlman, Trop & Borkson, P.A., in the form attached as Exhibit B hereto.

                  8.7. APPROVAL OF DOCUMENTATION. The form and substance of all certificates, instruments, opinions, and other documents delivered to the Sellers under this Agreement shall be satisfactory in all reasonable respects to the Seller and their counsel.

                  8.8. RECEIPT OF CONSIDERATION. In accordance with Schedule A attached hereto, each Seller shall have received from the Purchaser cash or certificates representing the Purchaser Shares, free and clear of any liens, pledges, charges, encumbrances, claims, options or equity, against delivery of the Shares to the Purchaser.

                  8.9. ASSUMPTION OF OBLIGATIONS. The Purchaser shall have agreed in writing to assume the Company's liabilities under the documents described on Schedule 3.9(b) and under the Company's lease for the property at 38 East 32nd Street, New York, New York.

                  8.10. IPO COMPLETION. The Purchaser shall have closed its Initial Public Offering.

                  9. SURVIVAL AND INDEMNITY

                  9.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Notwithstanding any right of a party hereunder fully to investigate the affairs of another party, the Purchaser and the Merger Subsidiary have the right to rely fully upon the representations and warranties of the Sellers and the Company contained in this Agreement, and the Sellers and the Company have the right to rely fully upon the representations and warranties of the Purchaser and the Merger Subsidiary contained in this Agreement. All such representations and warranties shall survive the execution and delivery hereof and the Closing hereunder as follows: (i) all representations and warranties that are based on items that are capable of review as part of the audit process shall survive until issuance of the first independent audit report following the Closing; (ii) all other representations and warranties shall survive until the first anniversary of the Closing; and (iii) the indemnification set forth in Section 9.3(c) shall survive for a period of three (3) years following the first anniversary of the Closing. The indemnification obligations of any Indemnifying Party (as hereinafter defined) under Section 9.3(a), 9.4 or 9.5(a) shall not continue beyond the survival period indicated above unless a notice of an Indemnifiable Claim (as hereinafter defined) shall be delivered prior to the expiration of such period. If such a notice is delivered prior to the expiration of such period an indemnification obligation with respect to such Indemnifiable Claim shall continue until final disposition thereof. The covenants and agreements contained herein shall survive until fully performed or discharged.

                  9.2. DEFINITIONS. The following capitalized terms shall have the following meanings when used in this Article 9:

                  (a) "Indemnified Party" shall mean any party hereto entitled to indemnification hereunder.

                  (b) "Indemnifiable Claim" shall mean any claim which, if sustained, would result in a Loss or Liability.

                  (c) "Indemnifying Party" shall mean any party hereto required to provide indemnification to another party hereunder.

                  (d) "Liability" or "Liabilities" shall mean any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, including, without limitation, liabilities on account of taxes, other governmental charges or legal proceedings.

                  (e) "Loss" or "Losses" shall mean any and all Liabilities, losses, damages, costs, or expenses (including, without limitation, the fees and expenses of counsel).

                  9.3. INDEMNIFICATION BY THE SELLERS. Subject to the limitations set forth in Section 9.1, (i) at all times after the date of this Agreement until the Closing, each Seller jointly and severally with the Company shall indemnify, hold harmless and defend the Purchaser, the Merger Subsidiary and their respective officers, directors, shareholders and employees, and (ii) at all times after the Closing, the Sellers severally shall indemnify, hold harmless and defend the Purchaser, the Surviving Corporation and their respective officers, directors, shareholders and employees against and in respect of:

                  (a) any and all Losses and Liabilities arising out of or in connection with or based upon the inaccuracy of any representation or warranty made by the Company or the Sellers herein (other than in Article 2 hereof), or in any certificate delivered pursuant hereto;

                  (b) any and all Losses and Liabilities arising out of or in connection with or based upon the breach by the Company or the Sellers of any agreement or covenant made herein; and

                  (c) any and all Losses and Liabilities arising out of or in connection with any pension liability in excess of $50,000 associated with the union members of the Company;

PROVIDED that each Seller shall only be liable under this Section 9.3 for his or its Percentage Interest of any Losses and Liabilities referenced in this Section
9.3. "Percentage Interest" shall mean, with respect to each Seller, the percentage indicated opposite such Seller's name on Schedule A hereto.

                  9.4. INDEMNIFICATION BY THE SELLERS AS TO CERTAIN REPRESENTATIONS AND WARRANTIES. Subject to the limitations set forth in Section 9.1, at all times after the date of this Agreement, each Seller shall indemnify, hold harmless and defend the Purchaser, the Merger Subsidiary, the Surviving Corporation and their respective officers, directors, shareholders and employees against and in respect of any and all Losses and Liabilities arising out of or in connection with or based upon the inaccuracy of any representation or warranty made by such Seller in Article 2 hereof, or in any certificate relating to any such representation or warranty delivered pursuant hereto.

                  9.5. INDEMNIFICATION BY THE PURCHASER. Subject to the limitations set forth in Section 9.1, the Purchaser shall indemnify, hold harmless and defend the Sellers at all times after the date of this Agreement, against and in respect of:

                  (a) any and all Losses and Liabilities arising out of or in connection with or based upon the inaccuracy of any representation or warranty made by the Purchaser or the Merger Subsidiary herein, or in any certificate delivered pursuant hereto;

                  (b) any and all Losses and Liabilities arising out of or in connection with or based upon the breach by the Purchaser or the Merger Subsidiary of any agreement or covenant made herein; and

                  (c) any and all Losses and Liabilities in excess of $50,000 associated with the UDI Medical Plan.

                  9.6. DEFENSE OF CLAIMS. If any action, suit, claim, proceeding, demand, assessment or enforcement action is filed or initiated against any Indemnified Party hereunder, the Indemnified Party shall give written notice thereof to the Indemnifying Party or parties as promptly as practicable (and in any event within 30 days after the service of the citation or summons); PROVIDED, HOWEVER, that the failure of any Indemnified Party to give timely notice shall not affect the rights of such party to indemnification hereunder except to the extent that the Indemnifying Party demonstrates actual damage caused by such failure. Such notice shall be deemed to have been given by the Indemnified Party at the Closing with respect to any action, suit, claim, proceeding, demand, assessment or enforcement action that commenced prior to the Closing. After such notice and a reasonable period of time to allow for analysis of the relevant claim, if the Indemnifying Party shall acknowledge in writing to such Indemnified Party that such Indemnifying Party shall be obligated under the terms of its indemnity hereunder for all Losses of the Indemnified Party in connection with such action, suit, claim, proceeding, demand, assessment or enforcement action (subject to the following sentence), then the Indemnifying Party shall be entitled, if it so elects and with counsel reasonably satisfactory to the Indemnified Party, to take control of the defense and investigation of such action, suit, claim, proceeding, demand, assessment or enforcement action, and to employ and engage attorneys to handle and defend the same, at the Indemnifying Party's cost, risk and expense; and the Indemnified Party shall cooperate in all reasonable respects, at the Indemnifying Party's request and cost, risk, and expense, with the Indemnifying Party and its attorneys in the investigation, trial and defense of such action, suit, claim, proceeding, demand, assessment or enforcement action, and any appeal arising therefrom; PROVIDED, HOWEVER, that the Indemnified Party may, at its own cost, participate in such investigation, trial and defense of such action, suit, claim, proceeding, demand, assessment or enforcement action, and any appeal arising therefrom; and PROVIDED, FURTHER, that the Indemnifying Party shall have an obligation to keep the Indemnified Party apprised of the status of the action, suit, claim, proceeding, demand, assessment or enforcement action, to furnish the Indemnified Party with all documents and information that the Indemnified

Party shall reasonably request in connection therewith, and to consult with the Indemnified Party prior to acting on major matters involved in such action, suit, claim, proceeding, demand, assessment or enforcement action, including settlement discussions, it being understood that no settlement of any action for which indemnification may be payable hereunder shall be made without the prior written consent of the Indemnified Party. Notwithstanding any other provision of this Article 9, if an Indemnified Party withholds its consent to a settlement or elects to defend any claim, where but for such action the Indemnifying Party could have settled such claim, the Indemnifying Party shall be required to indemnify the Indemnified Party only up to a maximum of the bona fide settlement offer for which the Indemnifying Party could have settled such claim. The Indemnified Party shall be entitled to defend, settle or proceed in such other manner as it deems fit, in its sole discretion, in connection with any action, suit, claim, proceeding, demand, assessment or enforcement action as to which the Indemnifying Party has not acknowledged its obligations in writing in accordance with the second sentence of this Section 9.6; and no actions taken by the Indemnified Party in connection therewith shall affect or limit the obligations of the Indemnifying Party pursuant to this Article 9. If the Indemnified Party does not have control over any proceeding described in this
Article 9 and the Indemnified Party determines that it desires to settle its claim in such proceeding it shall have the right to do so without the consent of the Indemnifying Party, provided that in such event, the Indemnified Party shall lose the benefits of any indemnification provided by this Article 9 with respect to such proceeding.

                  9.7. INDEMNIFICATION AS SOLE REMEDY . Except as otherwise provided in this Agreement, the sole remedy of the parties hereto for a misrepresentation or breach of a representation or warranty contained in Articles 2, 3 and 4 of this Agreement shall be a claim for indemnification under this Article 9. Any indemnification payments to the Purchaser shall be paid by the Sellers in cash (if the Sellers were paid for their Shares in cash according to Schedule A attached hereto) or Purchaser Shares (if such Sellers were paid for their Shares in Purchaser Shares according to Schedule A attached hereto), which Purchaser Shares shall have a valuation of the price per share in the initial public offering for this purpose. If any Seller has sold his or its Purchaser Shares, then the Purchaser's recourse under this Article (shall be the proceeds of such sale).

                  9.8. APPOINTMENT OF REPRESENTATIVE. Each of the Sellers hereby appoints Robert J. Gillon, Jr., or if Robert J. Gillon, Jr. is unwilling or unable to serve, Anthony Taranto as the Sellers' Representative (the "Sellers' Representative") as his or its exclusive agent to act on his or its behalf with respect to (i) the rights and obligations granted to the Sellers' Representative under this Agreement and (ii) any and all claims for indemnity by or against any Seller arising under this Agreement. The Sellers' Representative shall take, and the Sellers agree that the Sellers' Representative shall take, any and all actions which he believes are necessary or appropriate under this Agreement for and on behalf of the Sellers, as fully as if the Sellers were acting on their own behalf, including, without limitation, asserting claims for indemnity against the Purchaser, defending against all claims for indemnity by the Purchaser, consenting to, compromising or settling all claims for indemnity, conducting negotiations with the Purchaser and its representatives regarding such claims, taking any and all other actions specified in or contemplated by this Agreement and engaging counsel, accountants or other representatives in connection with the foregoing matters. The Purchaser shall have the right to rely upon all actions taken or omitted to be taken by the Sellers' Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon each of the Sellers. If neither Robert J. Gillon, Jr. nor Anthony Taranto shall at any time be willing or able to serve as the Sellers' Representative, the majority in number of the Sellers shall inform the Purchaser as to the identity of the new Sellers' Representative within ten days of learning that neither Robert J. Gillon, Jr. nor Anthony Taranto shall be willing or able to so serve.

                  9.9.     LIMITATIONS ON INDEMNIFICATION.

                  (a) The Sellers and the Company shall not be required to indemnify the Purchaser and the Merger Subsidiary for any Loss unless the aggregate amount of Losses exceeds $50,000, and then for the aggregate amount of all Losses (not just those over $50,000).

                  (b) The Purchaser and the Merger Subsidiary shall not be required to indemnity the Sellers and the Company for any Loss unless the aggregate amount of Losses exceeds $50,000, and then for the amount of all Losses (not just those over $50,000).

                  10.      COVENANTS

                  10.1. NON-COMPETITION. The Sellers acknowledge that the Purchaser would not purchase the Shares but for the covenant not to compete contained in this Section 10.1. Accordingly, each Seller covenants and agrees that during the period from the Closing Date until the date which is 18 months following the Closing Date (the "Restricted Period") he will not, directly or indirectly (i) engage in any business or activity competitive with the Purchaser or its subsidiaries; (ii) enter the employ of, or render any services to, any person engaged in such prohibited activities described in clause (i) above; or
(iii) become interested in any such person described in clause (ii) above as an individual, partner, member, shareholder, officer, director, principal, agent, employee, trustee, consultant or in any other relationship or capacity; PROVIDED, HOWEVER, that the Seller may own, directly or indirectly, solely as an investment, securities of any entity which are traded on any national securities exchange if such Seller does not, directly or indirectly, own 1% or more of any class of securities of such person. Nothing contained in this Section 10.1 shall be deemed to change any non-competition periods set forth in any other agreement between any Seller and the Company or the Purchaser which currently exists and is listed on Schedule 10.1 or which is entered into after the Closing.

                  10.2. CONFIDENTIALITY. During the Restricted Period, each Seller shall keep secret and retain in strictest confidence, and shall not use for the benefit of himself or others, all confidential matters relating to the Business (including, without limitation, the terms and provisions of this Agreement), including, without limitation, trade "know-how," secrets, intellectual property, customer lists, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, methods of manufacture, technical processes, designs and design projects, inventions and research projects and other business affairs relating to the Business, and shall not disclose them to anyone other than to the Purchaser or the Purchaser's affiliates. Following the Restricted Period, each Seller shall keep secret and retain in strictest confidence from all competitors of the Company and its subsidiaries, from time to time, all such confidential matters relating to the Business and shall not use for the benefit of himself, itself or others any such confidential matters in competition with the Business as conducted at the end of the Restricted Period.

                  10.3. NONSOLICITATION. During the Restricted Period, each Seller shall not, directly or indirectly, hire, solicit or encourage to leave the employment of the Company any employee of the Company employed by the Company during the 12-month period preceding the Closing Date or hire any such employee who has left the employment of the Company during the Restricted Period.

                  10.4. RIGHTS AND REMEDIES. If a party breaches, or threatens to commit a breach of, any of the provisions of Sections 10.1 - 10.3, inclusive (the "Restrictive Covenants"), the nonbreaching party shall have the following right and remedy, which shall be in addition to, and not in lieu of, any other rights and remedies available to the non-breaching party under law or in equity: the right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the non-breaching party and that money damages will not provide adequate remedy to the non-breaching party.

                  10.5. SEVERABILITY. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

                  10.6. DURATION. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

                  11.      OTHER AGREEMENTS

                  11.1. EXPENSES. The Purchaser and the Merger Subsidiary on the one hand, and the Sellers and the Company on the other hand, shall each bear their own expenses (including those of counsel, accountants and investment bankers) incurred by each of them in connection with this Agreement and the transactions contemplated hereby.

                  11.2. REPORTING REQUIREMENTS. After the initial public offering of the Purchaser's securities (the "Initial Public Offering"), the Purchaser will file the reports required to be filed by it under the Securities Exchange Act of 1934, and it will take such further action as the Sellers may reasonably request to the extent required to enable the Sellers to sell Purchaser Shares without registration under the Securities Act within the limitation of the exemption provided by Rule 144 under the Securities Act.

                  11.3. RESTRICTIONS ON SALE OF PURCHASER SHARES. Prior to an Initial Public Offering, the Sellers hereby agree to sign lock-up agreements substantially similar to those signed at such time by the founders of the Purchaser.

                  11.4. COMMUNICATIONS. Without the prior consent of the parties hereto, between the date hereof and the Closing Date, neither the Sellers, the Company, the Purchaser, the Merger Subsidiary nor any of the officers, directors, employees, affiliates, stockholders or agents of any of them, shall make any statement or public announcement or any release to trade publications on through the press or otherwise, or make any statement to any competitor, customer or any other third party, with respect to the transaction contemplated hereby; provided, however, that nothing contained herein shall prevent (i) a party from communicating with those employees who will be involved in facilitating the consummation of the transaction contemplated hereby; (ii) the Purchaser from disclosing this transaction to its lenders, prospective underwriters of an Initial Public Offering, and other acquisition candidates and their respective stockholders; and (iii) the disclosure of this transaction by the Purchaser in the registration statement and in connection with an Initial Public Offering.

                  12.      AMENDMENT; TERMINATION

                  12.1. AMENDMENT. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                  12.2.    TERMINATION.

                  (a) This Agreement may be terminated (i) by the mutual consent of the parties hereto; (ii) by the Purchaser or any Seller at any time after September 30, 1998 if for any reason the Closing shall not have occurred and such failure to close the transaction is not caused by a breach of this Agreement by the terminating party; (iii) by the Purchaser if there has been a misrepresentation or breach on the part of the Sellers or the Company in the representations, warranties and covenants of the Sellers and the Company set forth herein which has not been cured within 10 business days of notice thereof by the Purchaser and which breach, if not cured, would cause a failure of one or more of the conditions set forth in Article 7; (iv) by the Sellers if there has been a misrepresentation or breach on the part of the Purchaser or the Merger Subsidiary in the representations, warranties and covenants of the Purchaser and the Merger Subsidiary set forth herein which has not been cured within 10 business days of notice thereof by the Sellers and which breach, if not cured, would cause a failure of the conditions set forth in Article 8; (v) by the Purchaser, if by September 30, 1998, the Purchaser has satisfied all conditions to Closing set forth in Article 8 and is ready, willing and able to consummate the transactions contemplated hereby, but the Sellers have not satisfied all conditions to Closing set forth in Article 7 by such date; (vi) by the Sellers, if by September 30, 1998, the Sellers have satisfied all conditions to closing set forth in Article 7 and are ready, willing and able to consummate the transactions contemplated hereby, but the Purchaser has not satisfied all conditions to Closing set forth in Article 8 by such date; and (vii) by the Purchaser or the Sellers if any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued an order making illegal or otherwise restricting, preventing or prohibiting the transactions contemplated by this Agreement and such order shall have become final and nonappealable.

                  (b) In addition to (a) above, this Agreement may be terminated at any time prior to the Closing by the Purchaser following delivery of any supplemental or amended Schedule to this Agreement pursuant to Section 5.9 hereof, if the Purchaser reasonably determines the new or changed provisions of such Schedule, together with prior supplemental or amended Schedules delivered under Section 5.9, disclose, individually or in the aggregate, that any of the Sellers' representations and warranties set forth herein are untrue or incorrect in any material respect.

                  12.3. EFFECT OF TERMINATION. If this Agreement is validly terminated pursuant to Section 12.2, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of any party hereto (or any of their respective representatives or Affiliates), except (i) that the provisions of the last three sentences of Section 5.1, Article 9 and Sections 11.1 and 11.4 will continue to apply following any such termination and
(ii) that notwithstanding anything contained in Section 12.2, nothing contained herein shall relieve or limit any party hereto from liability for breach of its representations, warranties, covenants or agreements contained in this Agreement.

                  13.      MISCELLANEOUS

                  13.1. ENTIRE AGREEMENT. This Agreement (including the documents and instruments referred to herein) embodies the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersedes all other prior commitments, arrangements or understandings, both oral and written, and between the parties with respect thereto. There are no agreements, covenants, representations or warranties with respect to the transactions contemplated hereby other than those expressly set forth herein.

                  13.2. BINDING EFFECT. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and assigns.

                  13.3. ASSIGNMENT. This Agreement may not be assigned by any party without the prior written consent of the other parties.

                  13.4. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

                  13.5. NOTICES. Any notices or other communications required or permitted hereunder shall be in writing and personally delivered at the addresses designated below, by facsimile transmission to the respective facsimile numbers designated below, or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows, or to such other address or addresses as may hereafter be furnished by one party to the other parties in compliance with the terms hereof:

If to the Purchaser or the Merger Subsidiary:

Office Center Corporation
c/o R.K. Grace & Company
Suite 150
Coral Gables, Florida 33134
(Facsimile No.: (305) 444-2261)

ATTENTION: John D. Kaweske

with a copy to:
Atlas, Pearlman, Trop & Borkson, P.A.
New River Center, Suite 1900
200 East Las Olas Boulevard
Fort Lauderdale, Florida 33301
(Facsimile No.: (954) 766-7800)

ATTENTION: Joel D. Mayersohn, Esq.

If to the Company or the Sellers:

King Office Supply, Inc.
14 East 33rd Street
New York, New York  10016
(Facsimile No.:  (212) 725-2591)

ATTENTION:  Robert J. Gillon, Jr.

with a copy to:

Silverman & Weinraub
50 East 42nd Street
Suite 1500
New York, New York 10017
(Facsimile No.: (212) 682-4309)

ATTENTION:  Martin Weinraub, Esq.


All such notices and communications shall be deemed to be given for purposes of this Agreement on the day such writing is received by the intended recipient thereof.

                  13.6. COUNTERPARTS. This Agreement may be executed in any number of counterparts each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

                  13.7. AMENDMENT. This Agreement may not be amended except by an instrument in writing signed by the Purchaser and the Sellers.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                                        OFFICE CENTRE CORPORATION


                                        By: /s/ JOSEPH E. HAJJAR
                                           ----------------------------
                                           Name:  Joseph E. Hajjar
                                           Title:


                                        OCC NEW YORK, INC.


                                        By:/S/ R.J. GILLON, JR.
                                          ------------------------------
                                          Name:  Robert J. Gillon, Jr.
                                          Title:


                                          KING OFFICE SUPPLY, INC.


                                        By: /s/ R.J. GILLON, JR.
                                           ------------------------------
                                           Name:  Robert J. Gillon, Jr.
                                           Title:

                                          THE SELLERS:



                                          /s/ R.J. GILLON, JR.
                                          ----------------------------------
                                          ROBERT J. GILLON, JR.


                                          /s/ ANTHONY TARANTO
                                          ----------------------------------
                                          ANTHONY TARANTO


                                          /s/ BARRY GINSBERG
                                          ----------------------------------
                                          BARRY GINSBERG


                                          /s/ EDWARD NOVICK
                                          ----------------------------------
                                          EDWARD NOVICK


                                          /s/ RICHARD SALIT
                                          ----------------------------------
                                          RICHARD SALIT


                                          /s/ RONALD TUCKER
                                          ----------------------------------
                                          RONALD TUCKER


                                          /s/ JAY ROBERT LEVY
                                          ----------------------------------
                                          J. ROBERT LEVY


                                          ATTITUDE, INC.


                                          By:/s/ JOHN GRILLO
                                          ----------------------------------
                                          Name:  John Grillo
                                          Title:

                            KING OFFICE SUPPLY, INC.
                    LIST OF DISCLOSURE SCHEDULES AND EXHIBITS


                                    EXHIBITS
                                    --------

Exhibit A                  Opinion of Silverman & Weinraub
Exhibit B                  Opinion of Atlas, Pearlman, Trop & Borkson, P.A.

                                    SCHEDULES
                                    ---------

Schedule A                 List of King Stockholders
Schedule 3.4               Subsidiaries and Affiliates
Schedule 3.7               Financial Statements as of December 31, 1997
Schedule 3.9(b)            Liabilities
Schedule 3.11              Accounts Receivable as of December 31, 1997
Schedule 3.12              Litigation
Schedule 3.13(b)           Employee Benefits Plans
Schedule 3.15              Liens
Schedule 3.16              Contracts
Schedule 3.17              Suppliers and Customers
Schedule 3.18              Permits
Schedule 3.19(a)           Real Estate
Schedule 3.19(f)           Amounts Owed to Architects, Contractors, Etc.
                           and Work Being Done to the Real Property
Schedule 3.20              Insurance
Schedule 3.21(a)           Intellectual Property
Schedule 3.23              List of Names and Address under which King
                           has Conducted Business
Schedule 3.24              Bankers, Brokers and Proxies
Schedule 3.25              Environmental Matters
Schedule 3.26              Labor; Employment Contracts
Schedule 3.27              Tangible Property as of December 31, 1997
Schedule 3.28              Potential Conflicts of Interest
Schedule 4.2               Capitalization; Purchaser Shares
Schedule 4.4               Subsidiaries and Affiliates
Schedule 4.5               Financial Statements
Schedule 4.11              Litigation
Schedule 4.12              Taxes
Schedule 4.13              Liens
Schedule 10.1              Employment Agreements with Non-Compete Clauses


                  The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities Exchange Commission upon request.